armanino

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor's Report dated March 4, 2022 relating to the balance sheets of Iron Bridge Mortgage Fund, LLC as of December 31, 2021 and 2020, and the related statements of income and changes in members' equity, and cash flows for the years then ended and the related notes to the financial statements.

Armanino LLP

Armanino LLP

San Ramon, California

August 2, 2022